Exhibit 10.40

Execution Version

CONSENT, JOINDER AND FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Consent, Joinder and Fourth Amendment to Loan and Security Agreement (the “Fourth Amendment”) is made as of this 22 day of July, 2020, by and among:

SANTANDER BANK, N.A., a national bank having a place of business at 28 State Street, Boston, Massachusetts 02109 (the “Lender”);

JANEL GROUP, INC., a New York corporation (hereinafter referred to as “Janel” or “Existing Borrower”, and together with the New Borrower (defined below), individually and collectively, and jointly and severally referred to herein as “Borrower”);

JANEL CORPORATION, a Nevada corporation (“Parent”), as a Loan Party Obligor,
and

ATLANTIC CUSTOMS BROKERS, INC., a Connecticut corporation (the “New Borrower”),

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

W I T N E S S E T H:

WHEREAS, Janel, the Parent, certain other Subsidiaries of the Parent, and the Lender entered into that certain Loan and Security Agreement dated as of October 17, 2017, as amended pursuant to that certain Limited Waiver, Joinder and First Amendment to Loan and Security Agreement, dated as of March 21, 2018, that certain Limited Waiver, Joinder and Second Amendment to Loan and Security Agreement, dated as of November 20, 2018, and that certain Third Amendment to Loan and Security Agreement dated March 4, 2020 (together with any further modifications, amendments, and restatements thereof, the “Agreement”);

WHEREAS, the Loan Parties have requested that the Lender modify and amend certain terms and conditions of the Agreement; and

WHEREAS, in connection therewith, among other things, the New Borrower desires to become a party to and to be bound by the terms of the Agreement and the other Loan Documents and to become a Loan Party Obligor (as a Borrower) in the same capacity and to the same extent as the existing Loan Party Obligors thereunder and, in connection therewith, the parties desire to amend the Agreement as set forth herein; and

WHEREAS, the Lender has agreed to modify and amend certain terms and conditions of the Agreement, all as provided for herein.

NOW, THEREFORE, it is hereby agreed among the parties hereto as follows:

1.	Capitalized Terms. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Agreement.

2.	Amendments to Agreement.

a.	Schedule B of the Agreement (Definitions) is hereby amended as follows:

i.	By inserting the following new definitions in their correct alphabetical order:

A)	“ACH Expense” means the one-time expense of $110,000 incurred in connection with certain ACH matters.”

B)
“Acquisition Seller Financing” means any unsecured Indebtedness incurred in connection with an acquisition made by the Parent, or any wholly-owned Subsidiary of the Parent, and subordinated on terms and conditions satisfactory to the Lender; provided, however, that the aggregate outstanding principal amount of such Indebtedness shall not exceed $1,500,000 at any time. For the avoidance of doubt, the aggregate amount of Acquisition Seller Financing as of the Fourth Amendment Effective Date (for avoidance of doubt, after giving effect to the Atlantic Acquisition) is $1,162,000

C)	“Atlantic” means Atlantic Customs Brokers, Inc., a Connecticut corporation.

D)	“Atlantic Acquisition” means the acquisition by the Janel of the Atlantic Shares in accordance with the provisions of this Agreement and the Atlantic Acquisition Documentation.

E)
“Atlantic Acquisition Documentation” means that certain Stock Purchase Agreement dated as of July 22, 2020 by and among the Janel, as purchaser and Peter Schlesinger as “Seller” together with any other documents executed and delivered in connection therewith.

F)
“Atlantic Deferred Purchase Price Payment” means any of the scheduled payments in connection with the Atlantic Acquisition required to be made in accordance with the provisions of Section 3.1.3, 3.1.4, and 3.1.5 of the Stock Purchase Agreement referred to in the definition of Atlantic Acquisition Documents.

G)	“Atlantic Shares” has the same meaning as the term “Shares” as defined in the Atlantic Acquisition Documentation.

H)
“Fourth Amendment” means that certain Consent, Joinder and Fourth Amendment to Loan and Security Agreement dated as of the Fourth Amendment Effective Date by and among the Lender and the Borrower, Atlantic, and the Parent.

I)	“Fourth Amendment Effective Date” means July 22, 2020.

J)	“INDCO Dividend” means the dividend paid by Parent to INDCO in the amount of $342,000 on or about August 2019.

K)	“Warren Settlement Payment” means the one-time $200,000 payment made in connection with the settlement agreement dated on or about May 11, 2020 with Warren Communications News, Inc.

ii.	The following definitions are hereby amended as follows:

A)	The definition of “Antibodies Guaranty” is hereby deleted in its entirety and the following substituted in its stead:

“Antibodies Guaranty” means, collectively, (i) that certain Commercial Guaranty dated as of November 1, 2019 pursuant to which Parent has guaranteed Indebtedness (as defined therein) of Antibodies to First Northern Bank of Dixon as evidenced by that certain Promissory Note of the same date in the principal amount of $500,000, (ii) that certain Commercial Guaranty dated as of November 18, 2019 pursuant to which Parent has guaranteed Indebtedness (as defined therein) of Antibodies to First Northern Bank of Dixon as evidenced by that certain Promissory Note of the same date in the principal amount of $2,235,000, (iii) that certain Commercial Guaranty dated as of November 18, 2019 pursuant to which Parent has guaranteed Indebtedness (as defined therein) of Antibodies to First Northern Bank of Dixon as evidenced by that certain Promissory Note of the same date in the principal amount of $125,400, and (iv) that certain Commercial Guaranty dated as of June 19, 2020 pursuant to which Parent has guaranteed Indebtedness (as defined therein) of Antibodies to First Northern Bank of Dixon as evidenced by that certain Promissory Note of the same date in the principal amount of $60,000; provided, however, that the aggregate outstanding principal amount of such guaranteed indebtedness shall not exceed $2,920,400 at any time.

B)	The definition of “EBITDA” is hereby amended by adding the following new subclauses in their correct alphabetical order:

“plus (h) the Warren Settlement Payment to the extent that it was deducted from the calculation of Net Income, plus (i) the ACH Expense to the extent that it was deducted from the calculation of Net Income, plus (j) the INDCO Dividend to the extent that it was deducted from the calculation of Net Income.”

b.	Section 5.27 of the Agreement (Negative Covenants) is hereby amended as follows:

i.	Subclause (f) is hereby deleted in its entirety and the following substituted in its stead:

“incur any Indebtedness other than (i) the Obligations, (ii) Permitted Indebtedness, (iii) Acquisition Seller Financing, and (iv) other Indebtedness which is unsecured and does not exceed $250,000 in the aggregate at any one time;”

ii.	Subclause (q) is hereby deleted in its entirety and the following substituted in its stead:

“agree, consent, permit or otherwise undertake to amend or otherwise modify any of the terms or provisions of (i) any Loan Party Obligor’s Organic Documents, (ii) the Honor WW Acquisition Documentation relating to the Honor Earn-Out, (iii) Sea Cargo Acquisition Documentation relating to the Sea Cargo Earn-Out, (iv) the Onor Closing Note, or (v) the Atlantic Acquisition Documentation, except, in each instance, for such amendments or other modifications required by applicable law or that are not adverse to Lender, and then, only to the extent such amendments or other modifications are fully disclosed in writing to Lender no less than five (5) Business Days prior to being effectuated;”

iii.	Subclause (t) is hereby deleted in its entirety and the following substituted in its stead:

“(t)      make any payment on account of the Honor Earn-Out, the Sea Cargo Earn-Out, the Onor Closing Note, or the Atlantic Deferred Purchase Price Payments, unless, in each instance, the Restricted Payment Conditions are satisfied.”

c.	The Disclosure Schedule is hereby amended and restated by the Disclosure Schedule attached hereto.

d.
The Schedule A attached to the Third Amendment is incorrect and was attached in error, and for avoidance of doubt that Schedule A is hereby deleted in its entirety and replaced with Schedule A attached hereto.

e.	Additional Representations, Warranties and Covenants Regarding Atlantic Acquisition.

In addition to the representations, warranties and covenants set forth in Article 5 of the Agreement, the Loan Party Obligors make the following representations, warranties and covenants as of the Fourth Amendment Effective Date with respect to the Atlantic Acquisition, which representations, warranties and covenants are made on the terms and conditions set forth in the preamble paragraph of Article 5:

 (i)          Loan Party Obligors have delivered to Lender a complete and correct copy of the Atlantic Acquisition Documents, including all schedules and exhibits thereto. The execution, delivery and performance of each of the Atlantic Acquisition Documents has been duly authorized by all necessary action on the part of Janel and the Parent. Each Atlantic Acquisition Document is the legal, valid and binding obligation of Janel and the Parent, enforceable against such Person in accordance with its terms, in each case, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought. Neither Janel nor the Parent is in default in the performance or compliance with any provisions thereof. All representations and warranties made by Janel and Parent in the Atlantic Acquisition Documents and in the certificates delivered in connection therewith are true and correct in all material respects. To the knowledge of Janel and the Parent, none of the Seller’s representations or warranties in the Atlantic Acquisition Documents contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading, in any case that could reasonably be expected to result in a Material Adverse Effect.

(ii)          No Default or Event of Default exists as of the Fourth Amendment Effective Date or would arise from the consummation of such Atlantic Acquisition;

(iii)          The business acquired in connection with such Atlantic Acquisition is (A) located in the United States, (B) organized under the laws of any state of the United States or the District of Columbia, and (C) Atlantic is engaged in the business of non-asset based transportation logistics;

(iv)          After giving effect to the Atlantic Acquisition and this Fourth Amendment, Janel will own, directly, 100% of the equity interests Atlantic and shall control all of the voting interests or shall otherwise control the governance of Atlantic, will have good title to the assets acquired pursuant to the Atlantic Acquisition Agreement, free and clear of all Liens other than Permitted Liens, and Lender shall have a first priority Lien in all of the assets of Atlantic, subject to Permitted Liens;

(v)          Such Atlantic Acquisition has been approved by the board of directors of Atlantic and such board of directors has not announced that it will oppose such Atlantic Acquisition or has not commenced any action which alleges that such Atlantic Acquisition shall violate applicable law;

(vi)          The Loan Party Obligors have furnished the Lender with historic financial statements of Atlantic, pro forma projected financial statements of Atlantic for 2020, and such other information as the Lender may reasonably require, all of which shall be reasonably satisfactory to the Agent.

(vii)          The Atlantic Acquisition has been consummated in all material respects, in accordance with all applicable laws and this Agreement and all requisite approvals by Governmental Authorities having jurisdiction over Janel, the Parent and Atlantic and, to Janel’s knowledge, the Seller, with respect to the Atlantic Acquisition, have been obtained (including filings or approvals required under the Hart-Scott-Rodino Antitrust Improvements Act), except for any approval the failure to obtain could not reasonably be expected to be material to the interests of the Lender.

3.
Consents. The Loan Party Obligors have requested that the Lender provide the following consents related to the Atlantic Acquisition (the “Consents”), and the Lender has agreed to provide such Consents, but only on the terms and conditions set forth herein:

a.
Pursuant to Section 5.27(f) of the Agreement, unless the Lender has given prior written consent, the Loan Party Obligors are prohibited from incurring any Indebtedness other than the Indebtedness described in said Section 5.27(f). The Loan Parties have advised the Lender that Atlantic has incurred unsecured indebtedness from Citizens Bank, N.A. in the principal amount of $135,000 (hereinafter, the “CARES Indebtedness”) pursuant to Title I of the Coronavirus Aid, Relief and Economic Security Act (hereinafter, as amended and in effect, and together with any regulations promulgated pursuant thereto, collectively the “CARES Act”), and such CARES Indebtedness shall survive the Atlantic Acquisition. Accordingly, the Loan Party Obligors have requested that the Lender consent to such CARES Indebtedness. Upon the effectiveness of this Fourth Amendment, the Lender hereby consents to such CARES Indebtedness and such CARES Indebtedness shall be added to the Disclosure Schedule. The consent to the foregoing is only in connection with such CARES Indebtedness, and shall not be deemed to constitute an agreement by the Lender to consent to the incurrence by any Loan Party Obligor of any other Indebtedness in violation of Section 5.27(f) or waive the provisions of Section 5.27(f) (or any other provision of the Agreement) in the future. Further, Borrower:

(i)          shall provide Lender, within in three (3) Business Days upon Lender’s request, a reasonably detailed written estimate of the amount of CARES Indebtedness that Borrower reasonably anticipate will be subject to forgiveness pursuant to the provisions of the CARES Act.

(ii)          shall (x) maintain all records required to be submitted in connection with the forgiveness of the CARES Indebtedness, and (y) timely (and, in any event, not later than thirty (30) days (or such longer period as may be agreed by Lender) after the earliest date in which the Borrower may apply for forgiveness under the CARES Act) submit all applications and required documentation necessary or desirable for the Lender and/or the Small Business Administration to make a determination regarding the amount of the CARES Indebtedness that is eligible to be forgiven (the date of such determination hereinafter referred to as the “Forgiveness Date”).

 (iii)          shall, promptly (and in any event within three (3) Business Days) upon Lender’s request, provide Lender with copies of all material documents, applications and correspondence with the applicable lender or any governmental authority relating to CARES Indebtedness, including with respect to loan forgiveness.

(iv)          shall use the proceeds of the CARES Indebtedness solely for those purposes permitted by the CARES Act in order to maximize forgiveness of the CARES Indebtedness.

(v)          On the Forgiveness Date, Borrower shall deliver to Lender a certificate of an authorized officer of Borrower certifying as to the amount of the CARES Indebtedness that will be forgiven pursuant to the provisions of the CARES Act, together with reasonably detailed description thereof, all in form satisfactory to Lender

b.
Pursuant to Section 5.27(h) of the Agreement, unless the Lender has given prior written consent, the Loan Party Obligors are prohibited from guarantying or otherwise becoming liable with respect to the obligations of another Person other than as described in said Section 5.27(h). Pursuant to the Atlantic Acquisition Documents, the Parent will guaranty the payment of the Atlantic Deferred Purchase Price Payments which, absent the consent of the Lender, would be in violation of Section 5.27(h) of the Agreement. The Loan Party Obligators have requested that the Lender consent to the Parent’s guaranty of the Atlantic Deferred Purchase Price Payments. Upon the effectiveness of this Fourth Amendment, the Lender hereby consents to the guaranty of the Atlantic Deferred Purchase Price Payments by the Parent under the Atlantic Acquisition Documents. The consent to the foregoing is only in connection with the Atlantic Deferred Purchase Price Payments, and shall not be deemed to constitute an agreement by the Lender to consent to any other action in violation of Section 5.27(h) or waive the provisions of Section 5.27(h) (or any other provision of the Agreement) in the future.

4.
Joinder and Assumption of Obligations. As of the Fourth Amendment Effective Date, the New Borrower hereby acknowledges that it has received and reviewed a copy of the Agreement and the other Loan Documents, and hereby:

a.	joins in the execution of, and becomes a party to, the Agreement and the other Loan Documents as a Loan Party Obligor thereunder as indicated with its signature below;

b.
covenants and agrees to be bound by all covenants, agreements, liabilities and acknowledgments of a Loan Party Obligor under the Agreement and the other Loan Documents as of the date hereof (other than covenants, agreements, liabilities and acknowledgments that relate solely to an earlier date), in each case, with the same force and effect as if such New Borrower was a signatory to the Agreement and the other Loan Documents and was expressly named as a Loan Party Obligor therein;

c.
makes all representations, warranties, and other statements of a Loan Party Obligor under the Agreement and the other Loan Documents, as of the date hereof (other than representations, warranties and other statements that relate solely to an earlier date), in each case, with the same force and effect as if such New Borrower was a signatory to the Agreement and the other Loan Documents and was expressly named as a Loan Party Obligor therein;

d.	assumes and agrees to perform all applicable duties and Obligations of a Loan Party Obligor under the Agreement and the other Loan Documents; and

e.	without limiting the provisions of subparagraph (a) above, New Borrower hereby agrees as follows:

To secure the full payment and performance of all of the Obligations, New Borrower hereby assigns to Lender and grants to Lender a continuing security interest in all property of such New Borrower, whether tangible or intangible, real or personal, now or hereafter owned, existing, acquired or arising and wherever now or hereafter located, and whether or not eligible for lending purposes, including: (i) all Accounts (whether or not Eligible Accounts) and all Goods whose sale, lease or other disposition by such New Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, such New Borrower; (ii) all Chattel Paper (including Electronic Chattel Paper), Instruments, Documents, and General Intangibles (including all patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contracts rights, payment intangibles, security interests, security deposits and rights to indemnification); (iii) all Inventory; (iv) all Goods (other than Inventory), including Equipment, Farm Products, Health-Care-Insurance Receivables, vehicles, and Fixtures; (v) all Investment Property, including all rights, privileges, authority, and powers of such New Borrower as an owner or as a holder of Pledged Equity, including all economic rights, all control rights, authority and powers, and all status rights of such New Borrower as a member, equity holder or shareholder, as applicable, of each Issuer; (vi) all Deposit Accounts, bank accounts, deposits and cash; (vii) all Letter-of-Credit Rights; (viii) all Commercial Tort Claims; (ix) all Supporting Obligations; (x) any other property of such New Borrower now or hereafter in the possession, custody or control of Lender or any agent or any parent, Affiliate or Subsidiary of Lender or any Participant with Lender in the Loans, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise); and (xi) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including proceeds of all insurance policies insuring the foregoing property, and all of such New Borrower’s books and records relating to any of the foregoing and to such New Borrower’s business.

5.
Acknowledgement of Merger of Certain Borrowers. The Loan Parties hereby warrant and represent to the Lender that on or about June 2020 (i) Honor WW merged with Janel (the “Honor WW Merger”), with the surviving company being Janel, as permitted by Section 5.27(a)(i) of the Agreement, (ii) such Honor WW Merger has been completed in compliance with all applicable laws, and (iii) the Loan Parties have provided the Lender with true and complete copies of the documents evidencing such mergers, including such documents filed with the applicable Governmental Authorities.

6.
Ratification of Loan Documents/Waiver. Except as provided for herein, all terms and conditions of the Agreement or the other Loan Documents remain in full force and effect. Each Loan Party Obligor each hereby ratifies, confirms, and reaffirms all representations, warranties, and covenants contained therein and acknowledges and agrees that the Obligations, as amended hereby, are and continue to be secured by the Collateral. Each Loan Party Obligor acknowledges and agrees that each such Loan Party Obligor does not have any offsets, defenses, or counterclaims against the Lender arising out of the Agreement or the other Loan Documents, and to the extent that any such offsets, defenses, or counterclaims arising out of the Agreement or the other Loan Documents may exist, each such Loan Party Obligor hereby WAIVES and RELEASES the Lender therefrom.

7.
Amendment Fee. In consideration of Lender’s agreement to enter into this Fourth Amendment, the Borrowers hereby acknowledge that the Lender has earned an amendment fee in the amount of $4,000 (the “Amendment Fee”). The Amendment Fee shall be fully earned as of the Fourth Amendment Effective Date hereof and shall not be subject to refund or rebate under any circumstances.

8.	Conditions to Effectiveness. This Fourth Amendment shall not be effective until each of the following conditions precedent have been fulfilled to the satisfaction of the Lender:

a.	This Fourth Amendment shall have been duly executed and delivered by the respective parties hereto and, shall be in full force and effect and shall be in form and substance satisfactory to the Lender.

b.	New Borrower and the other Loan Party Obligors shall have executed and delivered such documents and agreements set forth on the Closing Checklist as required by Lender.

c.	The Borrower shall have paid to the Lender all other fees and expenses then due and owing pursuant to the Agreement and this Fourth Amendment.

d.	The Atlantic Acquisition shall occur contemporaneously with the execution and delivery of this Fourth Amendment.

9.
Conditions Subsequent to Effectiveness. The Loan Parties agree that, in addition to all other terms, conditions and provisions set forth in this Agreement and the other Loan Documents, including, without limitation, those conditions set forth in Paragraph 8, the Loan Parties shall satisfy each of the conditions subsequent set forth below on or before the date applicable thereto:

a.
Within 60 days after the Fourth Amendment Effective Date (or such longer period of time as may be agreed in writing by the Lender in its sole discretion), the Loan Parties shall either close or move to Santander Bank, N.A. the following accounts:

i.	Citizens Bank Account No.

ii.	Citizens Bank Account No.

iii.	Citizens Bank Account No.

b.
Within 30 days of the Fourth Amendment Effective date (or such longer period of time as may be agreed in writing by the Lender in its sole discretion), the Loan Parties shall comply with the Insurance requirements as described in Section 5.14, as such requirements pertain to Atlantic.

c.
Within 30 days after the Fourth Amendment Effective Date (or such longer period of time as may be agreed in writing by the Lender in its sole discretion), the Loan Parties shall use commercially reasonable efforts to deliver to the Lender a duly executed landlord waiver, in form and substance reasonably satisfactory to the Lender, executed by each landlord with respect to each of the Leases at the Loan Parties leased locations as set forth below. For the avoidance of doubt, failure to obtain such collateral access agreements shall not constitute an Event of Default.

i.	154 State Street, North Haven, CT 06473

ii.	Air Exchange Building, 334 Ella Grasso Turnpike, Windsor Locks, CT 06096

10.	Miscellaneous.

a.
This Fourth Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.

b.	The provisions of Section 10.15 (Governing Law) and 10.16 (Consent to Jurisdiction; Waiver of Jury Trial) are specifically incorporated herein by reference.

c.
This Fourth Amendment expresses the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

d.
Any determination that any provision of this Fourth Amendment or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this Fourth Amendment.

e.
The Borrower shall pay on demand all costs and expenses of the Lender, including, without limitation, reasonable attorneys’ fees in connection with the preparation, negotiation, execution and delivery of this Fourth Amendment.

f.
The Loan Party Obligors each warrants and represents that such Person has consulted with independent legal counsel of such Person’s selection in connection with this Fourth Amendment and is not relying on any representations or warranties of the Lender or its counsel in entering into this Fourth Amendment.

[remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties have hereunto caused this Fourth Amendment to be executed and their seals to be hereto affixed as of the date first above written.

LENDER
SANTANDER BANK, N.A.

		By:	/s/ John Nuzzo

		Name:	John P. Nuzzo
		Its:	SVP

BORROWER

Witnessed by:		JANEL GROUP, INC., a New York corporation

Print Name:		By:	/s/ Karen Kenney

		Name:	Karen Kenney
Print Name:		Its:	President

LOAN PARTY OBLIGORS
Witnessed by:
JANEL CORPORATION, a Nevada corporation
	By:	/s/ Dominique Schulte
Print Name:
	Name:	Dominique Schulte Its: President
Print Name:

Witnessed by:	ATLANTIC CUSTOMS BROKERS, INC., a Connecticut corporation, as the “New Borrower ”

Print Name:	By:	/s/ Karen Kenney
	Name:	Karen Kenney
	Its:	President

Print Na me:

[Signature Page to Consent, Joinder, and Fourth Amendment to Loan and Security Agreement]

Disclosure Schedule

Section 1.

(a)	Jurisdictions of Formation; Foreign Business Qualifications:

LOAN PARTY	JURISDICTION OF FORMATION	FOREIGN BUSINESS QUALIFICATIONS

(b)	Names:

LOAN PARTY OBLIGOR LEGAL NAME	PRIOR LEGAL NAMES	EXISTING TRADE NAMES	PRIOR TRADE NAMES

Disclosure Schedule - 1

(c)	Collateral Locations[1]:

LOAN PARTY OBLIGOR	COLLATERAL DESCRIPTION	COLLATERAL LOCATION OR PLACE OF BUSINESS (INCLUDING CHIEF EXECUTIVE OFFICE)	OWNER/LESSOR (IF LEASED)

(d)	Collateral in Possession of Lessor, Bailee, Consignee, or Warehouseman:

1 Limit representation to chief executive office and offices where there is equipment valued in the aggregate at more than $25,000

Disclosure Schedule - 2

(e)	Litigation:

(f)	Capitalization of Loan Parties:

Loan Party	Equity-holder	Equity Description	Percentage of Outstanding Equity Issued by Loan Party	Certificate (Indicate No.)

(g)	Other Investment Property

(h)	Material Contracts

(i)	Employment Agreements

(ii)	Collective Bargaining:

(iii)	Managerial or Consulting Agreements:

(iv)	Agreement regarding assets or operations:

(v)	Patent, Trademark, Copyright Licenses:

(vi)	Distribution or Supply Agreements:

(vii)	Customer agreements:

(viii)	LLC Agreements:

(ix)	Real Estate Leases:

(x)	Agreements which breach of such agreement could result in a Material Adverse Effect:

Disclosure Schedule - 3

Section 2.          Commercial Tort Claims

Section 3.          Deposit Accounts / Other accounts

Loan Party Obligor	Name of Financial Institution	Account Number (* indicates account is approved for funding of loan proceeds)	Purpose of Account	Is the Account a “Restricted Account” as defined in Schedule B (Yes or No?)

Section 4.          Intellectual Property

(a)          Patents and Patent Licenses:

(b)          Trademarks and Trademark Licenses:

(c)          Copyrights and Copyright Licenses:

Disclosure Schedule - 4

5.	Insurance

Type of Insurance	Issuer	Insured Entities	Deductible

Section 6.          Permitted Indebtedness

•

Section 7.          Permitted Liens

Disclosure Schedule - 5

Execution Version

Schedule A

Description of Certain Terms

1. Loan Limits for Revolving Loans and Letters of Credit:
(a)	Maximum Revolving Facility Amount:	$17,000,000[1]
(b)	Accounts Advance Rate:	85%
(c)	Foreign Accounts Sublimit:	$2,500,000[2]
(d)	Letter of Credit Limit:	$1,000,000[3]
2. Interest Rates:
(a)	Base Rate Loans:	Base Rate (for avoidance of doubt, the applicable margin is found in the definition of “Base Rate”).[4]
(b)	LIBOR Rate Loans:	LIBOR Rate plus LIBOR Rate Margin
3. Maximum Days re Eligible Accounts:
(a)	Maximum days:	More than ninety (90) days from invoice date and sixty (60) days from due date

4. Maturity Date:		October 17, 2022[5]

2619966.9

1Deleted in its entirety and replaced per First Amendment; deleted and replaced per Second Amendment
2Deleted in its entirety and replaced per First Amendment; deleted and replaced per Second Amendment
3 Item number corrected from (e) to (d) and dollar amount deleted and replaced per Second Amendment
4 Deleted and replaced per Third Amendment
5 Deleted and replaced per Third Amendment

Schedule A – 1

Disclosure Schedule - 6